Certificate of Secretary
THE KOREA FUND, INC.
(the “Fund”)
Regarding Fidelity Bond
     The undersigned, being the duly elected, qualified and acting Secretary of The Korea Fund, Inc., a Maryland corporation (the “Fund”), hereby certifies that attached hereto is a true and complete copy of resolutions that were approved in substantially the form attached hereto by the Board of Directors of the Fund at a meeting held on May 23, 2011, at which a quorum was present and voted in favor thereof, and that said resolutions have not been revoked or amended and are now in full force and effect.
     IN WITNESS WHEREOF, the undersigned has executed this certificate as Secretary of The Korea Fund, Inc. on this 8th day of July, 2011.

Thomas J. Fuccillo
Secretary

THE KOREA FUND, INC.
(the “Fund”)
Minutes of the Meeting of the Board of Directors held on May 23, 2011
Approval of Amended Fidelity Bond Coverage
RESOLVED, that the extension of the Fund’s fidelity bond, directors and officers liability policy and independent directors liability policy for the period April 30, 2011 until May 30, 2011 for an aggregate premium of $14,746 be, and it hereby is, ratified;
FURTHER RESOLVED, that the form and amount of the Excess Mutual Fund/Directors and Officers Professional Liability insurance policy from U.S. Specialty Insurance Company, with an aggregate limit of liability for the period from May 30, 2011 to May 30, 2012 of $5,000,000 in excess of $5,000,000, with no deductible, for an aggregate premium of $64,755, after consideration of all relevant factors, be, and it hereby is, approved;
FURTHER RESOLVED, that after considering all relevant factors, including but not limited to the Fund’s aggregate assets to which persons covered by the bond have access, the type and terms of arrangements made for custody and safekeeping of assets, and the nature of the securities held by the Fund, the form and amount of the Registered Management Investment Company Bond issued by Great American Insurance Company, covering larceny and embezzlement and certain other acts, with a limit of liability for the period from May 30, 2011 to May 30, 2012 of $900,000, for an aggregate premium of $2,729, be, and it hereby is, approved;
FURTHER RESOLVED, that pursuant to Rule 17g-1 under the Investment Company Act of 1940, as amended, Brian S. Shlissel, Treasurer, Principal Financial and Accounting Officer; Lawrence G. Altadonna, Assistant Treasurer; Thomas J. Fuccillo, Secretary and Chief Legal Officer and Lagan Srivastava, Assistant Secretary, are each hereby designated as an agent for the Fund to cause the filings and the notices required by subparagraph (g) of said Rule to be made and given; and
FURTHER RESOLVED, that the officers of the Fund, or any of them, are authorized to make any and all payments and to do any and all other acts in the name of the Fund and on its behalf as they, or any of them, may determine to be necessary or appropriate in connection with or in furtherance of the foregoing resolutions, the necessity or propriety thereof being conclusively proven by the making or doing thereof.